EXHIBIT 99.2


                              FOR IMMEDIATE RELEASE

                              AUGUST 15, 2003

                              For Further Information, Contact:
                              --------------------------------------------------
                              Lawrence M. Higby          James E. Baker
                              Chief Executive Officer or Chief Financial Officer
                              949.639.4960               949.639.2080


Apria Healthcare
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
Fax 949.587.1850


                        APRIA ANNOUNCES AGREEMENT TO SELL
                            CONVERTIBLE SENIOR NOTES

     LAKE FOREST,  CA...  August 15, 2003...  Apria Healthcare Group Inc. (NYSE:
AHG) today announced that it has entered into an agreement with the initial purchasers to sell $200 million aggregate principal amount of its 3.375% Convertible Senior Notes due 2033 in a previously announced private placement pursuant to Rule 144A under the Securities Act of 1933, as amended.

     In addition, Apria has granted the initial purchasers of the notes the option to purchase up to an additional $50 million aggregate principal amount of notes. Apria has also agreed to purchase, concurrently with the offering, common stock sold short by purchasers of the notes in negotiated transactions.

     The notes will be convertible, if certain conditions are met, into shares of Apria common stock at an initial conversion rate of 28.6852 shares per $1,000 principal amount of notes, subject to adjustment. The notes will mature on September 1, 2033. Interest on the notes will be payable at the rate of 3.375% per annum on March 1 and September 1 of each year, beginning on March 1, 2004. In addition Apria will pay additional interest during specified six- month interest periods if the trading price of the notes exceeds 120% of the principal amount of the notes for specified periods. The offering is expected to close on August 20, 2003, subject to customary closing conditions.

     The notes have been offered only to qualified institutional buyers in reliance on Rule 144A of the Securities Act. The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the company's filings with the Securities and Exchange Commission and other factors over which the company has no control. In particular, there can be no assurance that the notes offering or the proposed share repurchase will be completed.

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